                                  EXHIBIT 3.1

                           ARTICLES OF INCORPORATION

                                      OF

                              PYRAMID OIL COMPANY


     FIRST: That the name of said Corporation is, and shall be PYRAMID OIL COMPANY.


     SECOND: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


     THIRD: The principal office for the transaction of the business of the corporation shall be located at such place or places within the State of California, as the Board of Directors shall from time to time, determine.


     FOURTH:  This corporation shall have perpetual existence.


     FIFTH:  That the number of directors or trustees shall be five.


     SIXTH: This corporation is authorized to issue only one class of no par shares of stock; and the total number of shares which this corporation is authorized to issue is 10,000,000.


     SEVENTH: That the amount of said capital stock which has actually been subscribed is Five (5) Dollars, and the following are the names of the persons by whom the sum has been subscribed to-wit:

      NAME OF SUBSCRIBER           NUMBER OF SHARES           AMOUNT
      ------------------           ----------------           ------

      G. S. JOHNSON                    ONE SHARE               $1.00
      FRED G. COX                      ONE SHARE               $1.00
      R. K. HOWK                       ONE SHARE               $1.00
      C. J. BOWER                      ONE SHARE               $1.00
      J. B. COTTLE                     ONE SHARE               $1.00

     EIGHTH:

     LIMITATION ON LIABILITY OF DIRECTORS AND AUTHORITY TO INDEMNIFY AGENTS

     The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     The corporation is authorized to provide Indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the Applicable limits set forth in Section 204 of the California Corporations Code with respect to Actions for breach of duty to the corporation and Its shareholders.